Exhibit 10.21

DREAMWORKS ANIMATION SKG, INC.

1000 FLOWER STREET

GLENDALE, CA 91201

As of October 8, 2004

Mr. David Geffen

c/o James H. Schwab

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, NY 10019

Dear David:

Upon the date (“Effective Date”) of the closing of the DreamWorks Animation SKG Inc. (“Studio”) initial public offering (“Closing”), Studio agrees to retain you as a consultant and you agree to accept such retention upon the terms and conditions set forth below. In the event the Closing fails to occur for any reason by June 28, 2005, the parties shall have no obligation to each other under the terms of this consulting agreement (“Agreement”).

1. Term. The term of your retention hereunder shall commence on the Effective Date and shall continue for a period of five (5) years thereafter. This period shall hereinafter be referred to as the “Consulting Term”.

2. Duties/Responsibilities. You shall consult with Jeffrey Katzenberg in his capacity as Chief Executive Officer of Studio with respect to the operations, overall direction and projects of the Studio.

3. Exclusivity. Your services shall be non-exclusive to Studio; it being understood that your services hereunder will be subject to your other personal and business activities, including to your services under your agreement with DreamWorks L.L.C. (“DW”).

4. Compensation. For all services rendered under this Agreement, Studio will pay you base salary at an annual rate of One Dollar ($1.00), payable in accordance with Studio’s applicable payroll practices (“Base Salary”).

5. Business Expenses. During the Consulting Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed for executives of major motion picture and television companies, but in no event less favorable than any other officer, director, employee or consultant of Studio (an “MFN Basis”). Studio shall reimburse all of your costs and expenses (including reasonable legal fees) in connection with entering into this Agreement. All Studio business-related air travel by you shall be by private jet. You shall be entitled to take guests on such trips at Studio expense, to attend a premiere or industry function, or, for such other business-related travel as you determine necessary. You shall be entitled to limousine transportation and to first class private business travel expenses, including hotels and per diems on an MFN Basis. You shall be entitled to the services of such reasonable security personnel as you request. In addition to the foregoing, you shall be entitled to industry-customary perks as are normally made available to entertainment industry executives and in all cases on an MFN Basis. To the extent any such business expenses are duplicative with the business expenses actually paid by DW or reimbursed to you under your agreement with DW, you shall not be entitled to such expense reimbursement hereunder.

6. Indemnification. You shall be fully indemnified and held harmless by Studio to the fullest extent permitted by law from any claim, liability, loss, cost or expense of any nature (including attorney’s fees of counsel selected by you, judgments, fines, any amounts paid or to be paid in any settlement, and all costs of any nature) incurred by you (all such indemnification to be on an “after tax” “grossed-up” basis) which arises in whole or in part out of any alleged or actual action, inaction, omission or conduct on your part in or in connection with or related in any manner to your services (whether as an employee, agent, officer, corporate director, member, manager, shareholder, partner, or in any other capacity) to Studio or any entity owned or controlled by Studio, or which owns or controls Studio, or as to which you are providing services on behalf of Studio or which may be doing business with Studio. To the maximum extent allowed by law, all amounts to be indemnified hereunder including reasonable attorneys’ fees shall be advanced by Studio until such time, if ever, as it is determined by final, non-appealable decision pursuant to Paragraph 23 below that you are not entitled to indemnification hereunder (whereupon you shall reimburse Studio for all sums theretofore advanced). Your rights under this Paragraph 6 will be in addition to any other rights you may be entitled to pursuant to Studio’s Certificate of Incorporation or By-Laws, or any other agreement between you and Studio.

7. Covenants.

a. Non-Competition. During the Consulting Term (or the earlier termination of your consulting services to Studio) you shall not directly or indirectly engage in or participate as an officer, employee, corporate director, agent of or consultant for or provide services in any other capacity to, any animation business directly competitive with that of Studio.

For purposes of this paragraph, an animation business directly competitive (a “Direct Competitor”) with that of Studio shall mean an entity whose primary business and purpose is the development and production of animated product (such as Pixar), but would not include a motion picture studio that produces live action product or a combination of live action and animation product (e.g., Sony and Disney) or any other entity that has material business or assets other than the development and production of animated product, so long as you do not provide services directly to the animation business of such entity.

b. Confidential Information. You agree that you shall not, during the Consulting Term or at any time thereafter; use for your own purposes, or disclose to or for any benefit of any third party, any trade secret or other material confidential information of Studio or any of its subsidiaries (except as may be required by law or in the performance of your duties hereunder consistent with Studio’s policies) and that you will comply with any confidentiality obligations of Studio actually known by you to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which you reasonably believe is entitled to disclose it to you.

c. Studio Ownership. Except as otherwise herein provided, the results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during the Consulting Term with Studio and/or any of its subsidiaries and any works in progress, in each case to the extent they are readily identifiable as being directly related to your services hereunder, shall be works-made-for-hire and Studio shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Studio determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Studio under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by Studio, and Studio shall have the right to use the same in perpetuity throughout the universe in any manner Studio may deem useful or desirable to establish or document Studio’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph 7(c) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Studio of any rights of ownership to which Studio may be entitled by operation of law by virtue of Studio or any of its subsidiaries having retained your services.

d. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you, in each case to the extent they are readily identifiable as being directly related to your services hereunder, shall remain the exclusive property of Studio. In the event of the termination of your employment for any reason, and subject to any other provisions hereof, all such property in your possession shall be returned by you to Studio, at Studio’s sole cost and expense, as soon as reasonably practical.

e. Promise Not To Solicit. You will not during the period of the Consulting Term (or the earlier termination of your consulting services to Studio) induce or attempt to induce any employees, exclusive consultants, exclusive contractors or exclusive representatives of the Studio (or those of any of its subsidiaries) to stop working for, contracting with or representing the Studio or any of its subsidiaries or to work for, contract with or represent any Direct Competitors; provided that this Paragraph 7.e shall not prohibit you from employing any member of your personal staff upon the termination of the Consulting Term (or the earlier termination of your consulting services to Studio).

8. Incapacity. In the event you become totally medically disabled and cannot substantially perform your duties at any time during the Consulting Term, the Board of Directors may at any time after such disability has continued for ninety (90) consecutive days require Studio to give you written notice that it intends, subject to applicable state and federal law, to suspend this Agreement. Upon receipt of such notice, prior to any suspension hereunder, you shall be entitled to an expedited arbitration to determine whether or not you are medically disabled and have been disabled for at least ninety (90) consecutive days, provided that you request such arbitration within ten (10) business days of receipt of such notice from Studio. If you do not so request such an arbitration, or if the arbitrator rules that you are so disabled, you shall be placed on a “medical payroll”. You will first receive your Base Salary (and all other payments and benefits) for the first twenty-six (26) weeks of consecutive absence commencing at the end of the later of the ten (10) day period or upon the conclusion of the arbitration. Thereafter, if you are not able to resume your duties hereunder, you shall remain entitled to receive 50% of Base Salary for the remainder of the then current Consulting Term. Notwithstanding the foregoing, you shall be entitled to reinstate this Agreement and to resume your duties hereunder if subsequent to your disability you recover the ability to so perform.

9. Death. If you die prior to the end of the Consulting Term this Agreement shall be terminated as of the date of death and your beneficiary or estate shall be entitled to receive your Base Salary up to the date on which the death occurs and for 12 months thereafter, but not to exceed the end of the then current Consulting Term.

10. Termination for Cause. Studio may, at its option and upon resolution of the Board of Directors, terminate this Agreement forthwith for “cause”, including, without limitation, any obligation to pay Base Salary under this Agreement (except to the extent accrued to the date of termination). For purposes of this Agreement, termination of this Agreement for “cause” shall mean only: (i) conviction of a felony or a crime involving moral turpitude or for embezzlement or the misappropriation of corporate assets, in any case, after the exhaustion of all possible appeals; or (ii) your material breach of Paragraphs 2 or 7 hereof. Anything herein to the contrary notwithstanding, Studio will give you written notice prior to terminating this Agreement for your material breach under clause (ii), setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have thirty (30) days from the giving of such notice within which to cure.

11. Change of Control. In the event of a “change of control”, you shall be entitled to terminate this Agreement and discontinue providing any consulting services hereunder.

a. For purposes of this Agreement, “change of control” shall mean the occurrence of any of the following events, not including any events occurring prior to or in connection with the Closing (including the occurrence of the Closing):

(i) during any period of fourteen (14) consecutive calendar months, individuals who were directors of Studio on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors of Studio (the “Board”); provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by Studio’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, a “Person”), in each case other than the management of Studio, the Board or the holders of Studio’s Class B common stock par value $0.01;

(ii) the consummation of (A) a merger, consolidation, share exchange or similar form of corporate transaction involving (x) Studio or (y) any of its Subsidiaries, but in the case of this clause (y) only if Studio Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of Studio to an entity that is not an Affiliate (a “Sale”), in each such case, if such Reorganization or Sale requires the approval of Studio’s stockholders under the law of Studio’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of Studio in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Studio Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns Studio or all or substantially all Studio’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Studio Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than Studio), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) Jeffrey Katzenberg and (z) you) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of Studio approve a plan of complete liquidation or dissolution of Studio; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) Studio, (B) any trustee or other fiduciary holding securities under an employee benefit plan of Studio or an Affiliate or (C) any company owned, directly or indirectly, by the stockholders of Studio in substantially the same proportions as their ownership of the voting power of Studio Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of Studio representing 20% or more of the combined voting power of Studio Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of Studio Voting Securities then owned, directly or indirectly, by Jeffrey Katzenberg and you; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a change of control: (x) any acquisition directly from Studio or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Studio or an Affiliate.

12. Termination For Good Reason. You shall be entitled to terminate your consulting services for good reason, for the purpose of this Paragraph 12, in the event of a material breach of this Agreement by Studio or any material change in your services hereunder. If, in the event of any of the foregoing, such circumstance is not remedied within 30 days after receipt of written notice from you specifically delineating each act giving rise to good reason and setting forth your intention to terminate your consulting services if such breach is not duly remedied, provided that if the specified circumstance cannot reasonably be remedied within said 30-day period and the Studio commences reasonable steps within said 30-day period to remedy said breach and diligently continues such steps thereafter until a remedy is effected, such circumstance will not constitute good reason.

13. No Mitigation. In the event this Agreement is terminated for any reason prior to its expiration, you shall not be required to mitigate your damages hereunder, nor shall Studio be entitled to offset from any sums owing to you hereunder any amounts received by you from any third party.

14. Section 317 and 508 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Studio for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Studio and/or any of its affiliates.

15. Equal Opportunity Employer. You acknowledge that Studio is an equal opportunity employer. You agree that you will comply with Studio policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination or harassment.

16. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either party, and in the case of Studio, to the attention of the General Counsel of Studio. A courtesy copy of any notice to you hereunder shall be sent to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, Fax: (212) 757-3990, Attn: James H. Schwab, Esq. Any notice given by mail shall be deemed to have been given three (3) business days following such mailing.

17. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you (other than the right to receive payments which may be assigned to a company, trust or foundation owned or controlled by you) and any purported assignment in violation of the foregoing shall be deemed null and void. Studio shall have the right to assign this Agreement and your services hereunder only to an entity acquiring all or substantially all of the assets of Studio.

18. California Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

19. No Implied Contract. The parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment or any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

20. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

21. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, you and Studio shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 23 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect your obligations pursuant to the Applicable Provision.

22. Survivals Modification of Terms. Your obligations under Paragraph 7 hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Consulting Term pursuant to Paragraph 10 hereof or otherwise. Studio’s obligations under Paragraphs 5 (with respect to expenses theretofore incurred) and 6 hereof shall survive indefinitely the termination of this Agreement regardless of the reason for such termination.

23. Arbitration of Disputes. Any controversy or claim by you against Studio or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents of Studio and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of you by Studio which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against you by Studio (individually and/or collectively, “Claim[s]”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference in Los Angeles County, California and attempt to resolve any and all Claims. If the parties are not able to resolve all Claims, then upon written demand for arbitration to the other party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Los Angeles, California, in accordance with the Model Employment Procedures of the American Arbitration Association (collectively, “Rules”) by a neutral arbitrator experienced in employment law, licensed to practice law in California, in accordance with the Rules, except as herein specified. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in Los Angeles, California of any opposing party or witnesses selected by such party and/or request production of documents by the opposing party before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken at other locations. In addition, upon a party’s showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. You acknowledge and agree that you are familiar with and fully understand the need for preserving the confidentiality of Studio’s agreements with third parties and compensation of Studio’s employees. Accordingly, you hereby agree that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to your agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, you and/or your representatives may discover and examine such documents, correspondence or other writings only after execution of an appropriate confidentiality agreement. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision setting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Studio or you. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), unless necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to Studio of the arbitrator’s decision. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses, and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by Studio. Except as set forth below, should you or Studio pursue any Claim covered by this Paragraph 23 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and reasonable outside attorneys’ fees incurred as a result of such action. The provisions contained in this Paragraph 23 shall survive the termination of your consulting services to Studio. Notwithstanding anything set forth above, you agree that any breach or threatened breach of this Agreement (particularly, but without limitation, with respect to Paragraphs 2 and 7, above) may result in irreparable injury to the Studio, and therefore, in addition to the procedures set forth above, Studio may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

If the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Katherine Kendrick

ACCEPTED AND AREED AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ David Geffen
DAVID GEFFEN